Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

OCEAN POWER TECHNOLOGIES, INC.,

as Buyer,

and

COLUMBIA POWER TECHNOLOGIES, INC.,

as Seller

Dated: July 22, 2026

i

Table of Contents

(continued)

ii

Appendices, Exhibits and Schedules

Appendix A	— Defined Terms
Exhibit A	— Purchase Price Allocation
Exhibit B	— IP Assignment Agreement
Exhibit C	— License Agreement

Disclosure Schedule	— Disclosures Regarding Representations and Warranties

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 22, 2026, by and between Ocean Power Technologies, Inc., a Delaware corporation (“Buyer”), and Columbia Power Technologies, Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.” As used in this Agreement, the terms identified on Appendix A shall have the meanings set forth thereon. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

RECITALS

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Purchased Assets, upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Purchase and Sale

1.1 Closing. The closing of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures on the date of this Agreement (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date.

1.2 Sale and Purchase of the Purchased Assets. At the Closing, subject to the terms of this Agreement, Seller shall sell, transfer, assign and deliver to Buyer all right, title and interest in and to the Purchased Assets, and Buyer shall purchase and acquire such, right, title and interest in and to the Purchased Assets, free and clear of all Liens. For purposes of this Agreement, “Purchased Assets” shall mean all of Seller’s assets, properties and rights (in each case, tangible and intangible), except for the Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets include, without limitation, all assets related to a wave energy converter that nominally operates subsurface, as set forth in more detail on Schedule 1.2(a) (the “SubWEC”).

1.3 Intentionally Omitted.

1.4 Excluded Assets and Retained Liabilities. Notwithstanding any other provision of this Agreement or the Ancillary Documents, (a) Seller shall retain all right, title and interest in and to the Excluded Assets and (b) Buyer is not assuming, and shall not have any Liability with respect to, and shall not be deemed to have assumed or agreed to pay, and Seller shall retain, (x) all Liabilities relating to, arising from or in respect of the ownership or operation of the Purchased Assets at any time prior to the Closing and (y) all other Liabilities and obligations of Seller (collectively, the “Retained Liabilities”). Retained Liabilities shall include, without limitation, the following: (i) any Liabilities of Seller or any Affiliate of Seller for Taxes (including any Liability of Seller for the unpaid Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise), whether or not related to the Purchased Assets and whether involving periods prior to or after the Closing (other than Property Taxes and Transfer Taxes required to be paid by Buyer pursuant to Section 5.9 and Section 5.13, respectively); (ii) any Taxes or Liabilities of Seller or any Affiliate of Seller arising pursuant to or in connection with this Agreement or any of the Transactions (including in respect of any fees, commissions or other amounts to any broker, finder, employee or agent with respect to the Transactions), and any and all other Liabilities of Seller or any Affiliate of Seller arising out of or relating to periods or portions thereof prior to the Closing; (iii) any Liabilities relating to, arising out of or incurred in connection with any trade or other accounts payable of Seller; (iv) any Taxes or Liabilities relating to, arising out of or incurred in connection with any obligation to pay salary, commissions or any other amounts payable to any former or current employee, agent or independent contractor of Seller or any Affiliate of Seller relating to periods prior to the Closing, including those Taxes or Liabilities relating to, arising out of or incurred in connection with any Employee Benefit Plan maintained or contributed to by Seller or any Affiliate of Seller or with respect to which Seller or any Affiliate of Seller or any ERISA Affiliate has any Liability, payroll, vacation, sick leave, workers’ compensation or unemployment benefits of any kind, as well as any Liabilities relating to, arising out of or incurred in connection with the inadequacy or failure to have or maintain any Employee Benefit Plan; (v) any Liabilities relating to, arising out of or incurred in connection with any Proceeding arising before Closing, or that relates to or arises from any act, omission or circumstance that occurred or existed prior to Closing; (vi) any Taxes or Liabilities relating to, arising out of or incurred in connection with any of the Excluded Assets; (vii) any Liabilities relating to, arising out of or incurred in connection with any violation of any Law or Permit, or breach of any Contract which is a Purchased Asset, by Seller or any Affiliate of Seller, or that relates to, arises out of or is incurred in connection with any act, omission or circumstance that occurred or existed prior to Closing; (viii) any Liabilities relating to, arising out of or incurred in connection with any breach of any Contract or any violation of any Law or Permit by Seller or any Affiliate of Seller; (ix) any Liabilities to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any Affiliate of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); (x) any Liability relating to, arising out of or incurred in connection with amounts payable to any Affiliate of Seller; (xi) all Liabilities relating to, arising out of or incurred in connection with Debt and Transaction Expenses; and (xii) intercompany payables among Seller and any Affiliates, and any and all other Liabilities relating to, arising out of or incurred in connection with the Purchased Assets prior to the Closing. Seller agrees to pay, satisfy, discharge, and indemnify the Buyer Indemnitees for all Retained Liabilities when due.

1.5 Purchase Price; Payments.

(a) Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Buyer to Seller for the Purchased Assets shall be 10,984,848 restricted shares (the “OPT Shares”) of Buyer’s common stock, par value $0.01 per share (the “OPT Common Stock”), based on the 30-day trailing VWAP, having an aggregate value of Three Million and No/100 Dollars ($3,000,000), less the amount of expenses of Seller which are reimbursed in cash by Buyer at the Closing equal to One Hundred Thousand and No/100 Dollars ($100,000).

1.6 Allocation of the Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the methodology and procedures set forth on Exhibit A.

Article II

Representations and Warranties Concerning Seller

Except as set forth in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced), Seller represents and warrants to Buyer as of the date hereof:

2.1 Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller has full power (limited liability company or otherwise) and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. Seller has all power (limited liability company or otherwise) and authority, and possesses all material Permits, necessary to enable it to own or lease and to operate the Purchased Assets as currently and historically conducted.

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2.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents and the completion of the Transactions have been duly authorized by Seller in accordance with applicable Law and the Governing Documents of Seller, and, except as set forth on Section 2.2 of the Disclosure Schedule, no other Proceedings or approvals on the part of Seller (including any creditor, shareholder, member or partner vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or to consummate the Transactions. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller have been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery at the Closing by Buyer of this Agreement and the Ancillary Documents, constitute valid and legally binding agreements of Seller enforceable against Seller, in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a Proceeding in equity or at law).

2.3 Non-Contravention; Consents. Except as set forth on Section 2.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation of the Transactions will not (a) contravene any provision of the Governing Documents of Seller, (b) violate or conflict with any Law or Order that is either applicable to, binding upon or enforceable against Seller or any of the Purchased Assets, (c) conflict with, result in any breach of, constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract, Permit, license or other instrument that is part of the Purchased Assets, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Purchased Assets. Except as set forth on Section 2.3 of the Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority, or any exemptions or waivers thereof are required to be obtained or made, and no Liens are required to be release, in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents or the consummation of the Transactions. For the avoidance of doubt, Seller represents and warrants that Seller has received all consents, approvals and authorizations of the U.S. Government or any other entity required for the transfer of the Purchased Assets to Buyer under the iUPDC Agreement or any other agreements or regulatory requirements. Further, Seller represents and warrants that Seller timely disclosed in writing all subject inventions related to the Purchased Assets as required by Article VII(C)(1) of the iUPDC Agreement.

2.4 Capitalization. Section 2.4 of the Disclosure Schedule lists Seller’s capital stock (and all other ownership interests) issued and outstanding as of the Closing.

2.5 Purchased Assets.

(a) Except as set forth in Section 2.5(a) of the Disclosure Schedule, Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets free and clear of all Liens.

(b) Section 2.5(b) of the Disclosure Schedule sets forth true, complete and correct list of all tangible personal property relating to the Purchased Assets owned by Seller, except for de minimis omissions that are not material in any respect.

(c) Except as set forth in Section 2.5(c) of the Disclosure Schedule, the Purchased Assets are all the assets, properties (tangible and intangible) and rights relating to the SubWEC.

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2.6 Intellectual Property.

(a) Section 2.6(a) of the Disclosure Schedule contains a complete and accurate list as of the Closing of all trademarks, patents, copyrights, Internet domain names and other material Intellectual Property owned or purported to be owned by Seller that are related to the Purchased Asset (“Seller Registered Intellectual Property”). Seller is the sole and exclusive owner of all right, title, and interest in and to all Intellectual Property owned by it, free and clear of all Liens, without the payment of any royalties or other amounts to any other Person. Section 2.11(a) of the Disclosure Schedule also contains a complete and accurate list as of the Closing of all Intellectual Property that is not owned by Seller that has been used by Seller at any time during the past twelve (12) months in the operation of the Purchased Asset pursuant to license, agreement or permission (a “License”). Except as set forth on Section 2.6(a) of the Disclosure Schedule, Seller has the valid and enforceable right to use all such Intellectual Property pursuant to a valid and enforceable written Contract without the payment of any royalties or other amounts to any other Person. The Intellectual Property listed in Section 2.6(a) of the Disclosure Schedule is all of the material Intellectual Property owned, used or held for use in the operation or conduct of the Purchased Assets (“Seller Intellectual Property”). Except as set forth on Section 2.6(a) of the Disclosure Schedule, each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder that is part of the Purchased Assets will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken such actions as are necessary or desirable to maintain and protect each item of Intellectual Property that are part of the Purchased Assets. Except as set forth in Section 2.6(a) of the Disclosure Schedule, all Seller Registered Intellectual Property is in compliance in all material respects with all applicable Laws, is valid and enforceable, and is not subject to any maintenance fees, taxes, or actions falling due within ninety (90) days after the Closing Date.

(b) Section 2.6(b) of the Disclosure Schedule lists all software owned, developed (or being developed), used, marketed, distributed, licensed, or sold by Seller (other than agreements and licenses for other than commonly available, non-customized third-party software licensed to the Company for internal use on a nonexclusive basis) that are used by or in connection with the Purchased Assets, and identifies which is owned, licensed, leased, or otherwise used, as the case may be. Except as set forth in Section 2.6(b) of the Disclosure Schedule, all of such software is either (i) owned by Seller; (ii) in the public domain or otherwise available to Seller without the license, lease, or consent of any third party; or (iii) used under rights granted to Seller pursuant to a License. No such software that is or has been, or that is being developed to be, marketed, distributed, licensed, or sold by Seller to customers, is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such software on, the disclosure, licensing, or distribution of any source code for any portion of such software, or that could otherwise impose any limitation, restriction, or condition on the right or ability of any Buyer to use or distribute any such software.

(c) Seller and its operations have not interfered or conflicted with, infringed upon, or misappropriated, any Intellectual Property rights of third parties and the continued operation and, to the Knowledge of Seller, use of the Purchased Assets will not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person. Seller has not received any written or oral charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). No loss or expiration of any Seller Intellectual Property is pending, nor to the Knowledge of Seller, threatened or reasonably foreseeable. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Seller Intellectual Property rights. Seller has not received any notices or communications and has no knowledge of any set of facts or circumstances which indicate a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to any of its Intellectual Property.

2.7 Intentionally Omitted.

2.8 Compliance with Laws; Permits.

(a) Except as set forth in Section 2.8(a) of the Disclosure Schedule, Seller has materially complied with since January 1, 2021 and is currently in material compliance with all applicable Laws, Permits and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Seller, threatened alleging any failure so to comply. Since January 1, 2021, Seller has not received any written, nor, to the Knowledge of Seller, any other, notice or communication alleging any material non-compliance of the foregoing.

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(b) Section 2.8(b) of the Disclosure Schedule sets forth a correct and complete list of all Permits relating to the Purchased Assets. Such Permits (i) constitute all Permits necessary for the operation of the Purchased Assets and (ii) are in full force and effect. Since January 1, 2021, Seller has not received any notice or communication alleging any default under or non-compliance with any Permit or that any additional Permit is required for any of the foregoing. To the Knowledge of Seller, no Proceeding is pending or threatened to revoke, suspend, modify or limit any Permit of Seller.

2.9 Litigation. Section 2.9 of the Disclosure Schedule sets forth each instance (a) in which the Purchased Assets are (or since January 1, 2021 have been) subject to any outstanding injunction, judgment, Order, decree, ruling, charge or Proceeding or (b) in which the Purchased Assets have been (or since January 1, 2021 have been) the subject of or, to the Knowledge of Seller, are (or since January 1, 2021 have been) threatened to be made a subject of any Proceeding, hearing, or inquiry or investigation of, in, or before any Governmental Authority. None of the Proceedings, hearings, inquiries or investigations set forth or required to be set forth in Section 2.9 of the Disclosure Schedule are material to Seller or the Purchased Assets. Section 2.9 of the Disclosure Schedule also sets forth an accurate list and description of all complaints, charges or Proceedings that Seller has initiated (or has threatened in writing to initiate) with respect to the Purchased Assets or any Intellectual Property Rights of Seller against any other Person in the last two (2) years. There are no outstanding injunctions, judgments, Orders, decrees, rulings, charges or Proceedings and there have been no injunctions, judgements, Orders, decrees, rulings, charges or Proceedings since January 1, 2021, that have had a material adverse effect on Seller, the transactions contemplated by this Agreement or the License Agreement or the Purchased Assets.

2.10 Data Privacy and Protection.

(a) The Seller does not collect, use, disclose, maintain, store or dispose of Personal Information. To the Knowledge of Seller, Seller’s vendors, processors, and other third parties acting on behalf of Seller, materially comply in all material respects with and at all times have complied in all material respects with, and have not violated, Seller’s own privacy and security policies and procedures and any and all applicable Data Protection Laws. Neither of the execution of this Agreement, nor the Closing, including the transfer of any and all Personal Information by Seller, violates or will violate any applicable Data Protection Laws or requires or will require the consent of or notice to any Person concerning such Personal Information.

(b) To the extent Seller has processed any Personal Information, Seller has provided all material notices and disclosures and obtained all consents required by Data Protection Laws to lawfully process Personal Information, and none of such notices or disclosures has been inaccurate, misleading, or deceptive in any material respect. Furthermore, Seller has entered into contracts with its vendors, processors, and third parties containing the material terms required by applicable Data Protection Laws.

(c) Seller has at all times implemented and maintained, and has required all vendors, processors, and other third parties acting on behalf of Seller to implement and maintain, commercially reasonable administrative, physical and technical safeguards, policies, procedures, and controls to protect the Personal Information processed by Seller and its vendors, processors, and third parties, and the systems, technology, networks, and websites that process such Personal Information.

(d) Except as set forth in Section 2.10(d) of the Disclosure Schedule, Seller has not, and Seller has not received notice that any of Seller’s vendors, processors, and third parties have experienced, any (i) “breach”, “breach of security”, “breach of security of a system”, “personal data breach”, or similar term as defined by applicable Data Protection Laws; (ii) unauthorized access or acquisition of Personal Information or confidential information; (iii) information privacy or security incident that would trigger a notification or reporting requirement to data protection authorities or data subjects under applicable Data Protection Laws; or (iv) other information privacy or security incident that, individually or in the aggregate, has or have had a material impact on its business, including the Purchased Assets (each of the foregoing clauses (i)-(iv) a “Privacy or Security Event”).

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2.11 Tax Matters. Seller has filed with the appropriate Taxing Authorities all Tax Returns that it was required to file with respect to the ownership of the Purchased Assets, including any extensions. All such Tax Returns are true, correct and complete in all material respects. All Taxes required to be paid or remitted by Seller with respect to the ownership of the Purchased Assets, whether or not shown on any Tax Return, have been timely paid or remitted. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets. No deficiency or proposed adjustment has been proposed, asserted or assessed by any Taxing Authority against Seller that has not been paid or resolved. Except as set forth in Section 2.11 of the Disclosure Schedule, there is no audit, examination, investigation, assessment, claim, litigation or other Proceeding by any Taxing Authority now pending, proposed or, to the Knowledge of Seller, threatened against the Seller Parties relating to the Purchased Assets and to the Knowledge of Seller no basis exists for any such examination, audit or other action with respect to the Purchased Assets. All Taxes required to have been collected and paid on the sale of products or taxable services by Seller (whether or not denominated as sales or use Taxes) to the extent relating to the Purchased Assets have been properly and timely collected and paid, or all sales Tax exemption certificates or other proof of the exempt nature of sales of all products or services relating to the Purchased Assets have been properly collected and, if required, submitted to the appropriate Taxing Authority. No claim has been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to the ownership of the Purchased Assets. Seller is not a party to any Tax allocation, sharing or indemnity agreement, and Seller is not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise, in each case relating to the ownership of the Purchased Assets.

2.12 Intentionally Omitted.

2.13 Restrictions on Business Activities. Except as set forth in Section 2.13 of the Disclosure Schedule, there is no Contract, Order, or other instrument binding upon Seller or the current or former officers, managers or directors of Seller which restricts or prohibits Seller from competing with any other Person relating to the Purchased Assets, from engaging in any business or from conducting activities in any geographic area relating to the Purchased Assets, or which otherwise restricts or prohibits the use of the Purchased Assets.

2.14 Securities and Investment Matters. Seller represents the following:

(a) Seller has such knowledge, skill and experience in business, financial and investment matters that Seller is capable of evaluating the merits and risks of an investment in the OPT Common Stock. With the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the OPT Common Stock. Seller has considered the suitability of the OPT Common Stock as an investment in light of its own circumstances and financial condition and Seller is able to bear the risks associated with an investment in the OPT Common Stock.

(b) Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Seller agrees to furnish any additional information requested by Buyer or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the investment in the OPT Common Stock.

(c) Seller is acquiring the OPT Shares solely for Seller’s own beneficial account, for investment purposes, and, subject to the restrictions and allowances set forth in Section 5.13 hereof, not with a view to, or for resale in connection with, any distribution of the OPT Common Stock. Seller understands that the OPT Shares have not been registered under the Securities Act or any securities, “blue sky” or other similar laws of such jurisdiction by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Seller and of the other representations made by Seller in this Agreement. Seller understands that Buyer is relying upon the representations and agreements contained in this Agreement for the purpose of determining whether this transaction meets the requirements for such exemptions.

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(d) Seller understands that the OPT Shares are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that Seller may dispose of the OPT Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom. Seller further understands that its ability to dispose of the OPT Shares will be subject to the restrictions contained in Section 5.13 hereof.

2.15 No Brokers. Except as set forth in Section 2.15 of the Disclosure Schedule, Seller has not, and none of it Affiliates or any of their respective directors, officers, employees, members, managers or agents, has incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Transactions.

2.16 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, (i) THE SELLER DOES NOT NOR DOES ANY OTHER PERSON (ON BEHALF OF THE SELLER) MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATING TO THE SELLER OR THE PURCHASED ASSETS IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND (ii) SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED RELATING TO THE SELLER OR THE PURCHASED ASSETS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS AFFILIATES, EQUITYHOLDERS, PARTNERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, COUNSEL, ACCOUNTANTS, ADVISORS, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION, CORRESPONDENCE, DATA, MATERIALS OR OTHER INFORMATION RELATING TO THE COMPANY (WHETHER WRITTEN OR ORAL), INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY REPRESENTED OR WARRANTED BY THE SELLER IN THIS ARTICLE II, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, AND SUBJECT TO THE COVENANTS SET FORTH IN THIS AGREEMENT, BUYER SHALL ACQUIRE THE PURCHASED ASSETS OF THE SELLER (X) WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND (Y) IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS;. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, NEITHER THE SELLER OR ANY OTHER PERSON SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY RELATING TO THE SELLER OR PURCHASED ASSETS WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER, OR ANY OF ITS AFFILIATES, EQUITYHOLDERS, PARTNERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, COUNSEL, ACCOUNTANTS, ADVISORS, AGENTS OR REPRESENTATIVES OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY.

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Article III

Intentionally Omitted.

Article IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof as follows:

4.1 Organization and Power. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

4.2 Authorization and Enforceability. Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its respective obligations hereunder and thereunder. This Agreement and each of the Ancillary Documents constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

4.3 No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the Transactions will not (a) conflict with or violate any provision of the Governing Documents of Buyer or (b) conflict with or violate in any material respect any provision of any Law applicable to Buyer, or by which Buyer or its properties are bound or affected.

4.4 Information Security. The Purchased Assets were developed pursuant to the terms and conditions of a Base Agreement and other contractual documents, as amended, by and between Battelle Memorial Institute and Seller (the “iUPDC Agreement”). Buyer is in compliance with (i) the restrictions and requirements set forth in Article XI, Article XII and Article XXVIII of the iUPDC Agreement, (ii) the security requirements contained in the National Industrial Security Program Operating Manual, issued by the U.S. Department of Defense, and (iii) the restrictions and requirements of the International Traffic in Arms Regulations (the “ITAR”), the Export Administration Regulations (the “EAR”), and the other export control rules and regulations of the United States. The Buyer has implemented reasonable access controls preventing foreign employees from accessing material information restricted to authorized persons and is in material compliance with the most recent version of the U.S. Department of Commerce National Institute Standards and Technology Special Publication 800-171 (protecting controlled unclassified information in nonfederal systems and organizations). Further, Buyer has developed and maintained an internal Operations Security Program specific to the Purchased Assets to identify and protect unclassified sensitive information.

Article V

Covenants

5.1 General. Seller shall cooperate in an orderly transfer of the Purchased Assets by Buyer and its Affiliates. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements and financial data relating to the Purchased Assets, other than those relating to the negotiation and consummation of the Transactions, to the extent not transferred to Buyer pursuant to this Agreement.

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5.2 Non-Competition and Non-Solicitation.

(a) For a period of four (4) years following the Closing, Seller shall not, and shall cause its Affiliates, and each of their respective officers, directors, employees, agents, representatives, successors and assigns, to not (whether for their own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) engage or assist others in engaging in any Competitive Business, or (ii) own, have any financial interest in, manage, operate, consult with or provide services to any Person that engages in any Competitive Business, in each case, anywhere within the Applicable Area.

(b) For a period of four (4) years following the Closing, Seller shall not, and shall cause its Affiliates, and each of their respective officers, directors, shareholders, members, managers, employees, agents, representatives, successors and assigns to not (whether for their own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) solicit or encourage any customer, client, supplier or other Person having a business relationship with Buyer or any of its Affiliates with respect to the SubWEC to terminate or alter such relationship regarding the SubWEC to the disadvantage of Buyer or any of its Affiliates, (ii) encourage any Person not to enter into a business relationship with Buyer or any of its Affiliates, or (iii) impair or attempt to impair any relationships between Buyer or any of its Affiliates and any of their respective customers, clients, suppliers or other Persons with whom they have business relationships related to the Purchased Assets.

(c) The nature and scope of the foregoing protection has been carefully considered by the Parties hereto. The Parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by Seller for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 5.2 as will render such restrictions valid and enforceable.

(d) In the event of a breach or threatened breach of this Section 5.2 or Section 5.3, Buyer shall be entitled, without the posting of a bond, to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, including by obtaining an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting any Party from pursuing any other remedy available to it for such breach or threatened breach. In the event of a Proceeding brought by Buyer involving Section 5.2 or Section 5.3, the individual or entity that violates the aforementioned section(s) shall reimburse Buyer for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such Proceeding (including any appeal therefrom) in the event Buyer is the prevailing party in such Proceeding. The existence of any claim or cause of action by Seller against Buyer or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the provisions of Section 5.2 or Section 5.3, which Sections will be enforceable notwithstanding the existence of any breach by Buyer or its Affiliates. In addition, the temporal terms of the restrictions in this Section 5.2 shall be tolled upon any breach or violation thereof and remained tolled until such breach or violation is cured or enjoined.

5.3 Confidentiality.

(a) Following the Closing, Seller shall, and shall cause its Affiliates and each of their officers, directors, employees and agents (collectively, “Group Affiliates”) to, (a) maintain the confidentiality of, (b) not use, and (c) not divulge to any Person, any information related to the Purchased Assets; provided, that Seller and the Group Affiliates shall not be subject to such obligation of confidentiality for information that is or becomes generally available to the public without breach of this Agreement by Seller or any of its Affiliates. If Seller or any of its Affiliates shall be required by Law to divulge any such information, Seller shall provide Buyer with prompt written notice of each request so that Buyer may seek an appropriate protective order or other appropriate remedy, and Seller shall cooperate with Buyer to obtain a protective order or other remedy; provided, that, in the event that a protective order or other remedy is not obtained, Seller shall furnish only that portion of such information which, in the opinion of its counsel, Seller is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed. Following the Closing, Buyer shall, and cause its controlled Affiliates not to, divulge any confidential information regarding the terms of this Agreement or the Transaction to any employee or independent contractor of Seller who is not hired or otherwise engaged by Buyer.

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(b) Upon Closing, that certain Confidentiality and Nondisclosure Agreement between Buyer and Seller dated and effective as of November 19, 2025 (the “Confidentiality Agreement”) shall terminate (and the Parties shall take such actions as may be necessary to cause the Confidentiality Agreement to terminate) and be superseded by this Section 5.3 other than with respect to the Buyer’s and its Affiliates’ obligations of, and Seller’s and its Affiliates’ rights to, confidentiality and non-use thereunder with respect to information regarding the Excluded Assets (all such information, the “Seller Confidential Information”). With respect to Seller Confidential Information, the Parties acknowledge and agree that, notwithstanding any provision in the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement shall continue to apply to such information, shall remain in effect for a period equal to five (5) years after the Closing and are incorporated herein by reference. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall otherwise remain in full force and effect in accordance with its terms.

5.4 Transition. Immediately following the Closing Date, Seller shall submit all filings and thereafter take all necessary steps to discontinue the registration and use of the names “SubWEC”, and all similar names and variations thereof. Seller agrees that Buyer has the right and authority to endorse, without recourse, any Purchased Asset transferred pursuant to this Agreement and Seller shall furnish Buyer such evidence of this authority as Buyer may request. Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail and other communications received by Buyer relating to the Purchased Assets and to deal with the contents of such communications in good faith. Seller shall promptly (and in any event within ten (10) Business Days of receipt) pay or deliver to Buyer any monies or checks relating to the Purchased Assets which are sent after the Closing Date to Seller or any of its Affiliates which relate to accounts receivable or other assets transferred to Buyer or which should have otherwise been sent to Buyer. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, payor, supplier or other business associate of Seller with respect to the Purchased Assets from maintaining the same business relationships with Buyer and its Affiliates after the Closing as such party maintained with Seller prior to the Closing. Seller will refer all customer inquiries relating to the Purchased Assets to Buyer from and after the Closing.

5.5 Public Announcement. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will advise the other Parties prior to making the disclosure and allow such other Parties to make commercially reasonable changes to the text of such disclosure). Notwithstanding the foregoing, after the Closing, Buyer shall be permitted to issue press releases, make public announcements and communicate with employees, customers and suppliers without the consent or participation of any other Party (provided that no such public announcements will disclose the economic terms of the Transactions).

5.6 Access to Records. Seller recognizes that certain historical and other information to be retained by Seller may be needed by Buyer in connection with the operation of its business after Closing (including for litigation, threatened litigation, Tax and financial audits and other similar purposes). Following the Closing, Seller shall grant to Buyer and its representatives access and the right to make copies of any records related to the Purchased Assets which have been retained by Seller as may be necessary or useful in connection with the conduct of Buyer’s business.

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5.7 Litigation Support. In the event and for so long as Buyer is actively contesting or defending against any Proceeding in connection with any fact, circumstance, condition, occurrence, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other Parties will cooperate with Buyer and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer (unless Buyer is entitled to indemnification therefor pursuant to Article VII below).

5.8 Tax Allocation. All real property, personal property, ad valorem or other similar Taxes (“Property Taxes”) levied with respect to the Purchased Assets for any taxable period that includes but does not end on the day immediately preceding the Closing Date (such Property Taxes, collectively, “Apportioned Obligations”; any such taxable period, a “Straddle Period”) shall be apportioned between the portion of the Straddle Period ending on the day immediately preceding the Closing Date and the portion of the Straddle Period beginning on the Closing Date based on the relative numbers of days in such portions of the Straddle Period. The proportionate amount of such Property Taxes that is apportioned to the portion of the Straddle Period that ends on the day immediately preceding the Closing Date shall be deemed to be a Retained Liability and shall be paid by Seller. The proportionate amount of such Taxes that is apportioned to the portion of the Straddle Period that begins on the Closing Date shall be deemed to be an Assumed Liability and shall be paid by Buyer. To the extent that Buyer pays any amount of Apportioned Obligations apportioned to the portion of the applicable Straddle Period ending on the day before the Closing Date, Seller shall reimburse Buyer for such amount within thirty (30) days after a written request for reimbursement delivered by Buyer to Seller. To the extent that Seller pays any amount of Apportioned Obligations apportioned to the portion of the applicable Straddle Period beginning on the Closing Date, Buyer shall reimburse Seller for such amount within thirty (30) days after a written request for reimbursement delivered by Seller to Buyer.

5.9 Allocation of Allocable Consideration. Within ninety (90) days after the Closing Date, Buyer shall provide Seller with a schedule (the “Purchase Price Allocation Schedule”) allocating the Purchase Price, as adjusted by the amount of such other items properly taken into account as consideration for all applicable income tax purposes, among the Purchased Assets and covenants described in Section 5.2 in accordance with the residual method set forth in Section 1060 of the Code and the Treasury Regulations promulgated thereunder, using the methodology set forth on Exhibit A to determine the fair market values of such Purchased Assets as of the Closing. Seller shall have the right to review and comment on the Purchase Price Allocation Schedule, and Buyer shall consider in good faith such changes to the Purchase Price Allocation Schedule as are requested by Seller. If Seller and Buyer do not agree to an allocation within sixty (60) days after the delivery of the Purchase Price Allocation Schedule, the dispute shall be submitted to an independent accounting firm selected by the Buyer and Seller for resolution. Each of Buyer and Seller shall pay one-half of the fees of such independent accounting firm.

5.10 Post-Closing Filings. As promptly as possible following the date hereof, (a) no later than thirty (30) days after Closing, Seller shall give all notices to, and Seller shall use best efforts to obtain all consents from, all Persons for which notice or consent is required under Section 2.3 and has not yet been obtained (the “Third-Party Consents”); and (b) Seller shall use reasonable best efforts to obtain, or cause to be obtained, all Governmental Approvals, all Third-Party Consents, and all other consents, authorizations, Orders, and approvals from other Governmental Authorities, and any other Person that may be or become necessary for the execution and delivery of this Agreement, consummation of the Transactions and the performance of the Parties’ obligations under this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, Orders, and approvals. In addition, Seller shall assist Buyer, if requested, in providing any notices, reports, and/or information to the U.S. Government as required by the iUPDC Agreement, including, but not limited to, providing said notices, reports, and/or information directly to the U.S. Government. Further, Seller shall forward any communications from the U.S. Government related to the iUPDC Agreement or the Purchased Assets to Buyer so that Buyer may timely act on said communication, if needed, but no later than ten (10) Business Days after Seller’s receipt of said communication from the U.S. Government.

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5.11 Transfer Taxes. All Transfer Taxes shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate reasonably and in good faith with respect thereto as may be necessary or helpful).

5.12 Ongoing Restrictions and Requirements. Buyer understands, acknowledges and agrees to comply with all federal requirements with respect to the Purchased Assets, including but limited to the following:

(a) Any patent application filed by the Buyer with respect to the Purchased Assets will include a statement as required by Article VII, Section E(4) of the iUPDC Agreement;

(b) Buyer must provide periodic reports (no more than annually) on the commercial utilization of subject inventions, including development status and date of first commercial sale, as required by Article VII, Section F of the iUPDC Agreement;

(c) The government has retained certain rights to the Purchased Assets, as set forth more fully in Article VIII, Section B and Article IX, Section B of the iUPDC Agreement;

(d) Buyer cannot publicly disseminate or publish information with respect to the Purchased Assets without prior written approval from the Navy Agreements Officer Representative, as such term is defined and set forth in Article XVI of the iUPDC Agreement;

(e) Buyer shall grant the Comptroller General the right to examine records directly pertaining to Purchased Assets until 3 years from final payment;

(f) Buyer must track and ensure that all applicable personnel will receive initial and annual operations security awareness training in compliance with the iUPDC Agreement;

(g) Buyer will comply with the ITAR, EAR and any and all other export control Laws; and

(h) Buyer will include all markings required for Controlled Unclassified Information, including but not limited to those markings set forth on Schedule 5.12(h).

5.13 Stock Ownership. Seller understands, acknowledges and agrees to the following:

(a) As soon as practicable after filing their Annual Report on Form 10-K for the year ended April 30, 2026 (but in any event no later than 5 Business Days after such filing, but in no event later than August 7, 2026), Buyer shall file with the SEC a resale registration statement to register the OPT Shares issued to Seller and shall use its reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable thereafter, but in no event later than (1) 15 days after the filing of such registration statement in the event that the SEC does not review such registration statement, or (2) 45 days after the filing of such registration statement in the event that the SEC does review such registration statement.

(b) Seller understands, acknowledges and agrees with Buyer as follows: (i) the issuance of the OPT Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) of the Securities Act, which is in part dependent upon the truth, completeness and accuracy of the statements made by Seller herein; and (ii) there can be no assurance that Seller will be able to sell or dispose of any of the OPT Shares.

(c) Seller acknowledges and agrees that it has executed and will comply at all times while a stockholder of the Company with all applicable policies, rules and regulations of Company, including, without limitation, its Insider Trading Policy.

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(d) Seller understands, acknowledges and agrees that, as a result of the acquisition of the OPT Shares, it may be required to file with the SEC a Schedule 13D (Information to Be Included in Statements Filed Pursuant to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)) and a Form 3 (Initial Statement of Beneficial Ownership of Securities). Seller further understands, acknowledges and agrees that it has the sole responsibility to amend these documents as necessary after they are filed and Buyer shall have no liability or obligation to it with respect thereto.

(e) Until the second anniversary of the Closing, at any meeting of stockholders of Buyer or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, Seller shall, including by executing a written consent or proxy if requested by Buyer, vote (or cause to be voted) its shares of OPT Common Stock in favor of each director nominated by the board of directors of Buyer and in favor of any proposal which the board of directors of Buyer recommends to the other stockholders of Buyer. For the avoidance of doubt, this Agreement is intended to constitute a voting agreement entered into under Section 218(c) of the Delaware General Corporation Law.

(f) Until the second anniversary of the Closing, neither Seller nor any of its Affiliates, shall, without the prior written consent of the board of directors of Buyer, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities or rights to acquire any securities (or any other beneficial ownership thereof) or assets of Buyer or any of its subsidiaries (provided that the foregoing shall not apply to any acquisition of securities under the terms hereof); (ii) any merger or other business combination or tender or exchange offer involving Buyer or any of its subsidiaries; (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote with respect to any voting securities of the Buyer, or any communication exempted from the definition of “solicitation” by Rule 14a-1(l)(2)(iv) under the Exchange Act; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to Buyer; (c) have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or actively encourage, any third party with respect to any of the matters set forth in this Section 5.13(f), or make any investment in any other person that engages, or offers or proposes to engage, in any of such matters; (d) take any action which might cause or require Buyer, Seller and/or their Affiliates to make a public announcement regarding any of the types of matters set forth in this Section 5.13(f); or (e) disclose any intention, plan or arrangement relating to any of the foregoing.

(g) Seller acknowledges and agrees that the OPT Shares shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR THE SECURITIES LAWS OF ANY STATE (“STATE ACT”) AND MAY NOT BE TRANSFERRED, SOLD, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNLESS (I) PURSUANT TO A REGISTRATION STATEMENT (AS SUCH TERM IS DEFINED IN THE ACT) WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAS BECOME EFFECTIVE, AND PURSUANT TO ANY REGISTRATION REQUIRED PURSUANT TO ANY APPLICABLE STATE ACT, OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE ACT IS AVAILABLE AND THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE ACT OR ANY STATE ACT.

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THE ISSUER IS AUTHORIZED TO ISSUE SHARES OF MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF A CLASS. THE ISSUER WILL FURNISH A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS, WITHOUT CHARGE, TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE ISSUER AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE HOLDER REQUESTING SUCH COPY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN INDEMNIFICATION OBLIGATION SPECIFIED IN THE UNIT PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. THE ISSUER WILL FURNISH WITHOUT CHARGE A COPY OF SUCH UNIT PURCHASE AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE ISSUER AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE HOLDER REQUESTING SUCH COPY.

(h) Seller agrees that for a period of six (6) months following the effective date of the resale registration statement contemplated by Section 5.14(a) (the “Lock-Up Period”), Seller will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, more than 25% of the OPT Shares, directly or indirectly. Once the Lock-Up Period ends, Seller shall not sell in one (1) Trading Day, directly or indirectly, an aggregate number of shares of OPT Common Stock in excess of twenty (20%) of the shares of OPT Common Stock held by Seller.

Article VI

Closing Deliveries

6.1 Seller Deliveries. On the Closing Date, Seller shall deliver or cause the following to be delivered to Buyer:

(a) a good standing or similar certificate of Seller from its jurisdiction of formation dated within twenty (20) days prior to the Closing Date;

(b) the resolutions of Seller authorizing the execution, delivery and consummation of this Agreement and the Transactions, in each case, certified by an officer thereof;

(c) an intellectual property assignment agreement in the form of Exhibit B (the “IP Assignment Agreement”), duly executed by Seller

(d) Internal Revenue Service Form W-9, Request for Taxpayer Identification and Certification, properly completed and executed by Seller;

(e) evidence that Seller has elected in writing that Seller is retaining ownership of any and all subject inventions related to the Purchased Assets by notifying the Agreements Officer (through Battelle Memorial Institute) as required by Article VII(C)(2) of the iUPDC Agreement, which election shall have been made within three (3) Business Days prior to the Closing Date and no earlier;

(f) a license agreement in the form of Exhibit C (the “License Agreement”), for the license of the Background IP related to the Purchased Assets, duly executed by Seller; and

(g) such documents of further assurance reasonably necessary and typical for transactions similar to the Transactions in order to complete the Transactions.

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6.2 Buyer Deliveries. On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

(a) evidence of the book entry position of Seller at the transfer agent for the OPT Common Stock for its OPT Shares;

(b) $100,000 via wire transfer of immediately available funds; and

(c) the counterpart signature page to (1) the IP Assignment Agreement, and (2) the License Agreement.

Article VII

Indemnification; Survival

7.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement or in any other certificate or document delivered pursuant to this Agreement, and all claims in connection therewith, shall survive the Closing. Seller will have no Liability with respect to any claim under Section 7.2(a) unless Buyer notifies Seller of such a claim prior to 11:59 p.m. Eastern Time on the first Business Day to occur twelve (12) months after the Closing Date; provided, however, that (a) any claim under Section 2.1 (Organization and Power), Section 2.2 (Authorization and Enforceability), Section 2.3 (Non-Contravention; Consents), Section 2.4 (Capitalization), Section 2.5 (Purchased Assets), Section 2.11 (Tax Matters), and Section 2.15 (No Brokers) may be made at any time until the later of 11:59 p.m. Eastern Time on the date that is sixty (60) days after the expiration of the longest statute of limitations applicable to the subject matter of such representation or warranty (including extensions thereof) (which, for the avoidance of doubt, does not mean the statute of limitations applicable to a claim for breach of contract) and seven (7) years after the Closing Date (collectively, the representations and warranties described in this clause (a) are referred to as the “Fundamental Representations”), and (b) any claim related to intentional breaches of the representations and warranties or Fraud may be made at any time without limitation. Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless Seller notifies Buyer of such a claim prior to 11:59 p.m. Eastern Time on the first Business Day to occur twelve (12) months after the Closing Date; provided, however, that any claim relating to any representation made in Section 4.1 (Organization and Power) or Section 4.2 (Authorization and Enforceability) may be made at any time until the later of 11:59 p.m. Eastern Time on the date that is sixty (60) days after the expiration of the longest statute of limitations applicable to the subject matter of such representation or warranty (including extensions thereof) (which, for the avoidance of doubt, does not mean the statute of limitations applicable to a claim for breach of contract) and seven (7) years after the Closing Date. The covenants and agreements of the Parties in this Agreement will survive through the end of the applicable period specified herein (but in no event will any covenant or agreement expire prior to being fully performed; it being acknowledged that no expiration of any covenant shall limit any Person’s rights to bring a claim for breach of such covenant prior to expiration of the statute of limitations applicable to such claim). Notwithstanding the foregoing, if prior to 11:59 p.m. Eastern Time on the last day a claim for indemnification may be asserted hereunder, the applicable indemnifying Party (i.e., Buyer or Seller, as applicable) shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

7.2 Indemnification by Seller . From and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates and its and their respective officers, directors, managers, employees, agents and representatives (the “Buyer Indemnitees”) from and against any and all Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period stated in Section 7.1, provided that an indemnification claim with respect to such matter is made pursuant to this Article VII prior to the end of any applicable survival period) resulting from, arising out of, relating to, or caused by:

(a) any breach or inaccuracy of any representation or warranty made in Article II of this Agreement or any representation or warranty made by Seller in any Ancillary Document, or

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(b) any breach, failure, or non-fulfillment of any covenant or agreement of Seller contained in this Agreement or in any Ancillary Document.

Further, Seller agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Adverse Consequences that any Buyer Indemnitee may suffer or incur resulting from, arising out of, relating to, or caused by any Excluded Asset or Retained Liability.

7.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Adverse Consequences that Seller may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period stated in Section 7.1, provided that an indemnification claim with respect to such matter is made pursuant to this Article VII prior to the end of any applicable survival period) resulting from, arising out of, relating to, or caused by (a) any breach or inaccuracy of any representation or warranty made in Article IV or any representation or warranty made by Buyer in any Ancillary Document or (b) any breach, failure, or non-fulfillment of any covenant or agreement of Buyer contained in this Agreement or in any Ancillary Document.

7.4 Claim Procedure.

(a) A Person entitled to or claiming a right to indemnification hereunder (the “Indemnified Party”) will promptly give notice (the “Claim Notice”) to the Party obligated to (or claimed by the Indemnified Party to be obligated to) provide indemnification hereunder (the “Indemnifying Party”) after (i) becoming aware of an Adverse Consequence for which the Indemnified Party intends to seek indemnification, or (ii) receipt by the Indemnified Party of notice of any claim or the commencement of any Proceeding against it by a Person other than an Indemnified Party (a “Third Party Claim”) that the Indemnified Party believes is reasonably likely to result in an Adverse Consequence for which the Indemnified Party is entitled to indemnification hereunder. The Claim Notice will describe the Adverse Consequence in reasonable detail based on information then known to the Indemnified Party and the estimated amount, if reasonably practicable and to the extent quantifiable at the time, of the Adverse Consequence that has been or may be sustained by the Indemnified Party. The failure to provide, or delay in providing, a Claim Notice will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it is actually prejudiced by the Indemnified Party’s failure to give or delay in giving such Claim Notice in accordance with this Section 7.4(a).

(b) Within thirty (30) days after receipt of a Claim Notice relating to a claim other than a Third Party Claim (a “Direct Claim”), the Indemnifying Party will deliver to the Indemnified Party a response in which the Indemnifying Party will either (i) agree that the Indemnified Party is entitled to receive all of the Adverse Consequences at issue in the Claim Notice or (ii) dispute the Indemnified Party’s entitlement to indemnification (as to all or any portion of the Adverse Consequences) by delivering to the Indemnified Party a notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and stating that all such disputed items are being disputed in good faith. If the Indemnifying Party fails to take either of the foregoing actions within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay all Adverse Consequences arising out of or relating to the Claim Notice. If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 8.11. In connection with any Direct Claim, the Indemnified Party shall promptly provide such information as the Indemnifying Party or any of its professional advisors may reasonably request in connection with the Indemnifying Party’s investigation of the matter or circumstance alleged to give rise to the Direct Claim and evaluation of its alleged responsibility therefor (excluding any such information that is subject to attorney-client privilege or that would result in the breach of any Law); provided, the provision of such information does not unduly interfere with the normal business operations of the Indemnified Party.

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7.5 Additional Procedures Regarding Third Party Claims.

(a) Any Indemnifying Party will have the right to contest, assume the defense of the Indemnified Party against, and participate in any Proceeding regarding, any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given a Claim Notice that, subject to the limits set forth in this Article VII, the Indemnifying Party will indemnify the Indemnified Party from and against the Adverse Consequences the Indemnified Party may suffer with respect to the Third Party Claim, (ii) the claimant making each Third Party Claim seeks only monetary damages within the coverage limits set forth in this Article VII, and does not seek an injunction or other equitable relief and the Third Party Claim does not involve criminal Liability, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim (other than any conflict or potential conflict resulting solely from the Parties’ indemnification obligations under this Agreement), (iv) the Third Party Claim is not reasonably likely to adversely materially impact the Indemnified Party’s then existing customer, supplier or other business relationships, (v) the Third Party Claim is not asserted directly by or on behalf of a Person that is a supplier, customer or other counterparty for the Purchased Assets or of the Indemnified Party, and (vi) the Indemnifying Party conducts defense of the Third Party Claim diligently.

(b) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.5(a): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood, however, that the Indemnifying Party shall control such defense, (ii) the Indemnified Party will not consent to the entry of any Order or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any Order or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably if such Order or settlement results in monetary-only Liability of the Indemnified Party and does not result in any admission or finding of Liability by or against the Indemnified and such amount is less than or equal to the amount for which the Indemnified Party is being indemnified by the Indemnifying Party pursuant to this Article VII).

(c) In the event the Indemnifying Party does not conduct the defense in accordance with Section 7.5(a), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, (i) the Indemnifying Party may participate in such defense at its own expense, (ii) the Indemnified Party may not consent to the entry of any Order or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably) and (iii) the fees and expenses incurred by the Indemnified Party will be included in the Adverse Consequences subject to indemnification hereunder (subject to the limits set forth in this Article VII).

7.6 Limitations on Indemnification. Notwithstanding any other provision of this Agreement, no indemnifying Party will have any indemnification obligations pursuant to Section 7.2 or Section 7.3, as the case may be:

(a) if the amount of such claim, or series of related claims, does not exceed $3,000.00 (the “De Minimus Amount”), it being understood that a claim for Losses that does not exceed the De Minimus Amount will not count towards satisfaction of the Threshold Amount;

(b) unless and until the Adverse Consequences against the applicable Indemnifying Party exceed $30,000.00 in the aggregate (the “Threshold Amount”), at which time the applicable Indemnified Party will be entitled to seek recovery for only the amount of the Adverse Consequences exceeding the Threshold Amount;

(c) except with respect to claims arising from fraud or a breach or inaccuracy of a Fundamental Representation and notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable Adverse Consequences that may be recovered from Seller will be limited to no greater than 20% of the Purchase Price; and

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(d) the aggregate of all Adverse Consequences with respect to a breach or inaccuracy of a Fundamental Representation (other than with respect to fraud) shall not exceed the Purchase Price.

7.7 Other Indemnification Matters.

(a) All indemnification payments under this Article VII will be deemed adjustments to the Purchase Price.

(b) To the extent that there are Adverse Consequences that are finally determined to be owed by Seller to the Buyer under this Article VII, subject to the limitations set forth in this Section 7.6, Buyer shall, at Buyer’s sole discretion, be entitled to cause Seller to redeem the number of OPT Shares issued to Seller under this Agreement equal to the amount of the Adverse Consequence owed by such Seller divided by the 30-day trailing VWAP of OPT Shares on the date the amount is finally determined.

(c) For purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality,” “in all material respects,” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article VII, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included therein.

(d) The Indemnified Party shall use commercially reasonable efforts to seek insurance recoveries (if available) in respect of all Adverse Consequences and to otherwise mitigate Adverse Consequences to the extent required by law. Any payment for any claim made pursuant to this Article VII shall be net of any insurance proceeds or other recoveries from third parties that are actually realized by the Indemnified Party in respect of such claim (in each case calculated net of reasonable costs and expenses of such recoveries and including any costs or expenses attributable to increases in insurance premiums). In the event any insurance proceeds, or other recoveries (other than pertaining to Taxes) are actually realized (in each case calculated net of reasonable out-of-pocket costs and expenses of such recoveries and including any costs or expenses attributable to increases in insurance premiums) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification or other payment hereunder in respect of the claims to which such insurance proceedings or recoveries relate, such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such proceeds or other recoveries up to the amount of such indemnification or other payment (in each case calculated net of reasonable out-of-pocket costs and expenses of such recoveries and including any costs or expenses attributable to increases in insurance premiums).

(e) The right of any Buyer Indemnitee to indemnification, payment of any Adverse Consequences or other remedy based on the representations, warranties, covenants and obligations contained in this Agreement and the Ancillary Documents will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Seller hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Buyer, and regardless of the results of any such investigation, Buyer has entered into this transaction in express reliance upon such representations, warranties, covenants and obligations.

(f) Except for fraud or intentional misrepresentation or omission, any non-monetary, equitable relief to which any party hereto may be entitled or claims under any other agreement entered into by a party in connection with the transactions contemplated hereby, the parties acknowledge and agree that, after the Closing, Article VII, provides each party’s sole and exclusive remedy for a breach of this Agreement, including claims for breach of any representation, warranty, covenant, agreement, or obligation set forth herein.

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Article VIII

Miscellaneous

8.1 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such expenses (it being understood however, that, except as contemplated by Section 1.5, all Transaction Expenses shall be the sole responsibility of Seller).

8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) when sent, if sent by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by reputable overnight courier (providing proof of delivery), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to Seller: Columbia Power Technologies, Inc. 2150 Wise Street #5702 Charlottesville, VA 22905 Attn: Reenst Lesemann Email: rlesemann@cpower.co	With a copy (which shall not constitute notice) to: Woods Rogers Vandeventer Black PLC 10 S Jefferson St Suite 1800 Roanoke, VA 24011 Attn: Autumn R. Visser Email: autumn.visser@woodsrogers.com

If to Buyer: Ocean Power Technologies, Inc. 28 Engelhard Drive, Suite B Monroe Township, New Jersey 08831 Attention: Tracy Pagliara Email: tpagliara@oceanpowertech.com	With a copy (which shall not constitute notice) to: Porter Hedges LLP 1000 Main Street, 36th Floor Houston, Texas 77002 Attn: Kevin Poli Email: kpoli@porterhedges.com

8.3 Governing Law. This Agreement shall be interpreted and construed in accordance with the Laws of the State of Delaware. Except to the extent expressly set forth in another Ancillary Document, any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction.

8.4 Entire Agreement. This Agreement, together with the Exhibits hereto, the Disclosure Schedule and the Ancillary Documents, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

8.5 Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

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8.6 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

8.7 Effect of Waiver or Consent. No waiver, express or implied, by any Party of any breach or default by any Party hereunder shall be deemed or construed to be a waiver of any other breach or default of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

8.8 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties hereto and their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that the Buyer Indemnitees who are not otherwise a Party to this Agreement shall be third party beneficiaries of Article VII of this Agreement.

8.9 Assignability. This Agreement shall not be assigned by Seller without the prior written consent of Buyer. This Agreement shall not be assigned by Buyer without the prior written consent of Seller; provided, that Buyer may assign its rights and obligations under this Agreement without such consent to an Affiliate of Buyer or to any Person providing financing to Buyer or any of its Affiliates or to any Person that acquires Buyer or any of its assets.

8.10 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction (collectively, “Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any Bulk Sales Laws of any jurisdiction shall be treated as Retained Liabilities.

8.11 Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Proceeding against any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located within the State of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding; provided, that a final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally agrees not to assert any objection which it may ever have to the laying of venue of any such Proceeding in any federal or state court located within the State of Delaware, any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum and any claim that such court does not have jurisdiction with respect to such Proceeding. Each Party irrevocably consents to the service of process in any such Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. To the fullest extent permitted by applicable Law, each Party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any Proceeding.

8.12 Reliance on Counsel and Other Advisors. Each Party has consulted such legal counsel as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

8.13 Remedies. Except as expressly set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

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8.14 Construction. Unless the context otherwise requires, references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; references to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified; the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof; this Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted; references to “or” in this Agreement shall mean “and/or”; and references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified. Unless the context otherwise requires, (a) all representations and warranties with respect to Seller shall also apply and be deemed to have been made with respect to any and all of Seller’s subsidiaries, and (b) all covenants and agreements made by Seller shall also apply to and be deemed to have been made by Seller by and on behalf of any and all of Seller’s subsidiaries. The phrase “made available to Buyer” and similar phrases as used in this Agreement mean that the subject documents or materials were provided to Buyer and its legal counsel (a) on a USB flash drive at least five (5) Business Days prior to the date hereof or (b) via email or other trackable electronic means no later than one (1) Business Day prior to the date hereof.

8.15 Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts shall together constitute but one and the same instrument.

8.16 Further Assurances. If at any time after the Closing any further action is necessary or desirable to fully effect the Transactions, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

8.17 No Recourse.

(a) This Agreement shall not create or be deemed to create or permit any Liability or obligation on the part of any direct or indirect equity holder or Affiliate of Buyer or Seller, or any officer, director, employee, representative or investor of any of the foregoing.

(b) Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto but without limiting anything in Section 8.17(a), and except in the event this Agreement is assigned in accordance with Section 8.9, (i) the obligations and liabilities of Buyer or Seller with respect to this Agreement or any of the Ancillary Documents may only be enforced against, and any Proceeding for breach of any such obligations or for any such liabilities may only be made against, Buyer or Seller, as applicable, (ii) no Affiliate or equity holder of Buyer (a “Buyer Related Party”) or Seller (a “Seller Related Party”) shall have any Liability or obligation for any liabilities or obligations of any parties hereto for any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or the Ancillary Documents or in respect of any representations of any kind made or alleged to be made in connection herewith, and (iii) no Party nor any of its Affiliates shall have any rights of recovery in respect hereof or under any of the Ancillary Documents against any Buyer Related Party or Seller Related Party, as the case may be, and no personal Liability shall attach to any Buyer Related Party or Seller Related Party, through Buyer, Seller or otherwise, whether by or through attempted piercing of the corporate veil (including the corporate veil of a limited liability company), by or through any Proceeding (whether in tort, contract or otherwise) against any Buyer Related Party or Seller Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise.

(signature pages follow)

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BUYER: OCEAN POWER TECHNOLOGIES, INC.

By:	/s/ Philipp Stratmann
Name:	Philipp Stratmann
Title:	Chief Executive Officer

SELLER:

COLUMBIA POWER TECHNOLOGIES, INC.

By:	/s/ A. Reenst Leseman
Name:	A. Reenst Leseman
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Appendix A

DEFINED TERMS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Consequences” means any loss, claim, demand, Order, Proceeding, damage, penalty, fine, settlement payment, Liability, Tax, Lien, fee, cost (including any opportunity or replacement cost) or expense, including costs and expenses of investigation and reasonable attorneys’ fees and expenses, as well as the costs and expenses (including reasonable attorneys’ fees and expenses) in connection with asserting, maintaining or enforcing any claim for indemnification or any Proceeding to enforce an indemnified Party’s rights hereunder, in each case whether involving a third-party claim or a claim solely between the Parties (or between any Party and any indemnified Party) and in each case whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise; provided, however, “Adverse Consequences” shall specifically exclude punitive damages except to the extent included in a third party claim.

“Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by or is under common control with such Person, (b) any officer, director or equity holder of such Person, and (c) any Person controlled by any of the Persons referred to in clauses (a) and (b). For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the agreements and documents being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Applicable Area” means any state within the United States of America.

“Apportioned Obligations” has the meaning set forth in Section 5.9.

“Background IP” means, generally, all modeling and data analysis methods, code, scripts, setup and configuration files, system and subsystem designs (including the power take off and electric plant), know-how, and trade secrets that were developed independently of the SubWEC or that existed prior to the MEM project downselect.

“Bulk Sales Laws” has the meaning set forth in Section 8.10.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer Related Party” has the meaning set forth in Section 8.17(b).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 1.1.

“Closing Date” has the meaning set forth in Section 1.1.

“Closing OPT Shares” has the meaning set forth in Section 1.5(a).

“Code” means the Internal Revenue Code as of 1986, as amended.

“Competitive Business” means a business that is developing, marketing and/or commercializing a wave energy converter that nominally operates subsurface.

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Contract” means any agreement, contract, license, arrangement, understanding, obligation or commitment to which a Party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Data Protection Laws” means all Laws, self-regulatory standards, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information and other confidential or sensitive information, or (b) otherwise relating to privacy, security, or security breach notification requirements.

“Debt” means any (a) obligations relating to indebtedness for borrowed money (including any trade payables and accounts payable), (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services including the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (including any trade payables and accounts payable), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement, (g) off-balance sheet financing of Seller in existence immediately prior to the Closing, (h) obligations in respect of deferred compensation arrangements, (i) obligations in respect of any bonus or other contingent compensation owed to any employee of Seller relating to periods prior to Closing, including the pro rata portion of any accrued or unpaid bonus or other contingent compensation for the fiscal or calendar year in which the Closing occurs, (j) any other obligations owed to any employee of Seller by Seller relating to periods prior to Closing, including (i) any accrued vacation/paid time off, (ii) any accrued payroll obligations or (iii) any other similar employment-related obligations or liabilities, (k) unfunded or underfunded pension or retiree health liabilities, (l) other long term or non-ordinary course liabilities (whether contingent or not), (m) any interest-bearing obligations, (n) any intercompany obligations, (o) any obligations to any equityholder or owner of Seller, including any declared by unpaid dividends or distributions to such equityholders, or any indebtedness owed to any employees of Seller, (p) indebtedness or obligations of the types referred to in the preceding clauses (a) through (o) of any other Person secured by any Lien on any assets of Seller, even though Seller has not assumed or otherwise become liable for the payment thereof, and (q) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (o) above of any other Person, in each case with respect to clauses (a) through (o) together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“Direct Claim” has the meaning set forth in Section 7.4(b).

“Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller in connection with the execution and delivery of this Agreement.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, phantom stock, or restricted stock plan) or (e) other retirement, compensation, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by Seller or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of Seller or an ERISA Affiliate.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Section 414 of the Code.

“Excluded Assets” means the assets of the Company except the Purchased Assets, including but not limited to: (a) the organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, equity transfer books, blank stock or unit certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation; (b) the rights of Seller under this Agreement; (c) Seller’s bank accounts and the contents thereof; (d) outstanding loans made by Seller; (e) all Contracts; (f) all claims and rights (and benefits arising therefrom) with or against the Seller; (g) all Permits and registrations related to the operations of the Seller and all rights thereunder; (h) all rights in connection with all rebates, prepayments, deposits, and prepaid expenses of the Seller; (i) all corporate, financial, personnel and accounting records and information, payroll, sales, marketing and promotional materials, catalogues and advertising literature, customer lists, insurance records, maintenance and asset history records, ledgers, and copies of all books of original entry; (j) the Background IP, and (k) all other rights and assets of the Seller, and all goodwill associated with the Seller, except for the Purchased Assets.

“Fraud” means common law fraud as defined under Delaware Law.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Governing Documents” means the articles or certificate of incorporation, or formation, as applicable; the by-laws, limited liability company agreement, operating agreement or partnership agreement, as applicable; trust agreements, instruments and other similar documents governing trusts; and any other instrument governing matters similar to the foregoing, with respect to any Person.

“Governmental Approvals” has the meaning set forth in Section 5.12.

“Governmental Authority” means any nation or government, any foreign or domestic federal, provincial, state, county, municipal court, administrative contractor or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, quasi-judicial, regulatory, administrative or taxing functions of or pertaining to government, and any court or arbitrator, or any agent of contractor of any of the foregoing.

“Group Affiliates” has the meaning set forth in Section 5.3.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means (a) any idea, algorithms, design, concept, technique, methodology, process, invention, discovery or improvement, whether or not patentable, all United States and foreign patents, patent applications, patent rights, patent license rights, industrial design registrations, patentable inventions and certificates of invention, and all continuations, continuations in part, re-issues and reexaminations relating thereto; (b) any works of authorship or expression, including computer software, databases and business plans, whether or not copyrightable, including moral rights and copyrights recognized by Law, together with any renewal or extension thereof; (c) any logos, trademarks, domain names, URLs, websites, website content (and all relevant source code associated therewith), service marks, trade names, trade dress, and corporate names and all goodwill relating thereto; (d) any trade secrets, technology licenses, confidential information (including customer and supplier lists, product databases, ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any Laws or international conventions throughout the world; (e) in each case of the foregoing items (a) through (d), the applications, registrations, and renewals in connection therewith; the right to apply for registrations, certificates, or renewals with respect thereto; and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof; (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof (in whatever form or medium) including web applications, materials and tapes.

“IP Assignment Agreement” has the meaning set forth in Section 6.1(d).

“iUPDC Agreement” has the meaning set forth in Section 4.4.

“Knowledge of Seller” or any other similar knowledge qualification means the actual knowledge of Reenst Lesemann and Larry Watson.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“License” has the meaning set forth in Section 2.6(a).

“License Agreement” has the meaning set forth in Section 6.1(g).

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, option, priority, pledge, charge, right of first refusal, easement, right-of-way, encroachment, license to a third party, lease to a third parties or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Objection Notice” has the meaning set forth in Section 7.4(b).

“OPT Shares” has the meaning set forth in Section 1.5(a).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permits” means any and all permits, licenses, registrations, exemptions, waivers and other approvals from a Governmental Authority.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Data Protection Laws.

“Privacy or Security Event” has the meaning set forth in Section 2.15(d).

“Proceeding” means any action, audit, lawsuit, litigation, inquiry, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Authority or arbitrator.

“Property Taxes” has the meaning set forth in Section 5.9.

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Purchase Price Allocation Schedule” has the meaning set forth on Section 5.11.

“Purchased Assets” has the meaning set forth in Section 1.2.

“Retained Liabilities” has the meaning set forth in Section 1.4.

“SEC” means U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Confidential Information” has the meaning set forth in Section 5.3(b).

“Seller Intellectual Property” has the meaning set forth in Section 2.6(a).

“Seller Registered Intellectual Property” has the meaning set forth in Section 2.6(a).

“Straddle Period” has the meaning set forth in Section 5.9.

“SubWEC” has the meaning specified in Section 1.2(a).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, Medicare, disability, use, property, withholding, escheatment, excise, production, value added, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes and any Liability arising under any tax sharing agreement or any Liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law, whether disputed or not.

“Tax Return” means any report, return, certificate, filing, claim for refund, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) relating to any Taxes and any schedule or amendment thereto.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third-Party Claim” has the meaning set forth in Section 7.4(a).

“Third-Party Consent” has the meaning set forth in Section 5.12.

“Trading Day” means any day on which the OPT Common Stock is purchased and sold on the principal market on which the OPT Common Stock is listed or quoted.

“Transaction Expenses” means any and all (a) legal, accounting, Tax, financial advisory, environmental of sale consultants and other professional or transaction related costs, fees and expenses incurred by Seller in connection with this Agreement or in investigating, pursuing or completing the Transactions (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers); (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions; (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of Seller) or Seller with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by Seller or any employees in connection with the Transactions; and (d) all Transfer Taxes.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Taxes” means all transfer (including real estate transfer), excise, consumption, documentary, recordation, registration, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactions.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the NYSE American (the “Principal Market”) (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices).